Exhibit 99.2

                                                    For More Information
                                           Michael C. Miller, CEO 336.626.8300

                            [LOGO]    FNB UNITED CORP.
_________________________________________________________________________
FNB United Corp.  P.O. Box 1328, Asheboro, NC 27204
                                  150 S. Fayetteville Steet, Asheboro, NC 27203

                Rudy Elected to FNB United, CommunityONE Boards

     December 31, 2007 - Asheboro, N.C. - FNB United Corp. (NASDAQ:FNBN), the holding company for CommunityONE Bank, N.A., today announced the election of Suzanne B. Rudy to the Boards of Directors of FNB United Corp. and its subsidiary, CommunityONE Bank, N.A., effective as of January 1, 2008.

     Rudy is Vice President, Corporate Treasurer, Compliance Officer and Assistant Secretary for RF Micro Devices, Inc., the Greensboro, N.C.-based publicly traded company and supplier of radio systems and solutions for the wireless communications industry. Her previous experience includes eight years as treasurer with Precision Fabrics Group, Inc. and six years as a certified public accountant and Tax Manager for BDO Seidman, LLP, an international accounting firm.

     "We are delighted that Suzanne Rudy has been elected to serve on the board of directors to fill an unexpired term following the retirements of W.L. Hancock and Richard K. Pugh," reported Michael C. Miller, FNB United Chairman. "Suzanne has established, public company and public accounting experience, including M&A, corporate governance and treasury responsibilities. Her strong track record of community service will also complement our community banking operating model."

     A native of Ohio, Rudy earned a Batchelor of Science Degree from the University California, Santa Barbara, and a Master's of Accounting Degree from the University of North Carolina, Chapel Hill. She sits on the Board of Visitors for Guilford College and has previously served as a Director of the High Point Arts Council, United Way and Youth Unlimited Triathlon.

     FNB United Corp. is the central North Carolina-based bank holding company for CommunityONE Bank, N.A., and the bank's subsidiary, Dover Mortgage Company. Opened in 1907, CommunityONE (MyYesBank.com) operates 43 offices in 35 communities throughout central, southern and western North Carolina. Through these companies, FNB United offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services.


Transmitted on Business Wire on December 31, 2007  6:30 AM Eastern Time.


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